ALPHA METALLURGICAL RESOURCES, INC.

AMENDED AND RESTATED EXECUTIVE OFFICER INCENTIVE COMPENSATION RECOUPMENT (CLAWBACK) POLICY

Effective October 31, 2023

1.Purpose. The purpose of this Alpha Metallurgical Resources, Inc. (the “Company”) Amended and Restated Executive Officer Incentive Compensation Recoupment (Clawback) Policy (this “Policy”) is to enable the Company to recover Erroneously Awarded Compensation from Covered Executive Officers in the event that the Company is required to prepare an Accounting Restatement. This Policy is designed to comply with, and shall be interpreted to be consistent with, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified in Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”) and Section 303A.14 of the New York Stock Exchange (“NYSE”) Listed Company Manual (the “Listing Standards”). Unless otherwise defined in this Policy, capitalized terms shall have the meaning ascribed to such terms in Section 2.

2.Definitions. As used in this Policy, the following capitalized terms shall have the meanings set forth below.

a.“Accounting Restatement” means an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (i.e., a “Big R” restatement), or to correct an error that is not material to the previously issued financial statements, but that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (i.e., a “little r” restatement).

b.“Accounting Restatement Date” means the earlier to occur of: (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if the Board’s action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement and (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

c.“Applicable Period” means, with respect to any Accounting Restatement, the three completed fiscal years immediately preceding the Accounting Restatement Date, as well as any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year).

d.“Board” means the board of directors of the Company.

e.“Code” means the U.S. Internal Revenue Code of 1986, as amended. Any reference to a section of the Code or regulation thereunder includes such section or regulation, any valid regulation or other official guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

f.“Covered Executive Officer” means an individual who is currently or previously served as the Company’s principal executive officer, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration, or finance), an officer who performs (or performed) a policy-making function, or any other person who performs (or performed) similar policy-making functions for the Company or is otherwise determined to be an executive officer of the Company pursuant to Item 4.01(b) of Regulation S-K. An executive officer of the Company’s parent or subsidiary is deemed a “Covered Executive Officer” if the executive officer performs (or performed) such policy making functions for the Company.

g.“Erroneously Awarded Compensation” means, in the event of an Accounting Restatement, the amount of Incentive-Based Compensation previously received that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts in such Accounting Restatement, and must be computed without regard to any taxes paid by the relevant Covered Executive Officer; provided, however, that for Incentive-Based Compensation based on stock price or total stockholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement: (i) the amount of Erroneously Awarded Compensation must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total stockholder return upon which the Incentive-Based Compensation was received, and (ii) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE.

h.“Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measure that is derived wholly or in part from such measure. Financial Reporting Measures include, but are not limited to, the following (and any measures derived from the following): the Company’s stock price; total shareholder return; revenues; net income; operating income; profitability of one or more reportable segments; financial ratios (e.g., accounts receivable turnover and inventory turnover rates); earnings before interest, taxes, depreciation and amortization; funds from operations and adjusted funds from operations; liquidity measures (e.g., working capital, operating cash flow); return measures (e.g., return on invested capital, return on assets); earnings measures (e.g., earnings per share); sales, where sales are subject to an Accounting Restatement; revenue per user, or average revenue per user, where revenue is subject to an Accounting Restatement; cost per employee, where cost is subject to an Accounting Restatement; any of such financial reporting measures relative to a peer group, where the Company’s financial reporting measure is subject to an Accounting Restatement; and tax basis income. A Financial Reporting Measure is not required to be presented within the Company’s financial statements or included in a filing with the U.S. Securities and Exchange Commission (the “SEC”) to qualify as a “Financial Reporting Measure.”

i.“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-Based Compensation is deemed “received” for purposes of this Policy in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period.

3.Administration. This Policy shall be administered by the Compensation Committee of the Board (the “Compensation Committee”). For purposes of this Policy, the Compensation Committee shall be referred to herein as the “Administrator.” The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy, in each case, to the extent permitted under the Listing Standards and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code. All determinations and decisions made by the Administrator pursuant to the provisions of this Policy shall be final, conclusive and binding on all persons, including the Company, its affiliates, its stockholders and Covered Executive Officers, and need not be uniform with respect to each person covered by this Policy.

In the administration of this Policy, the Administrator is authorized and directed to consult with the full Board, the Audit Committee of the Board and/or any such other committee of the Board as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority. Subject to any limitation at applicable law, the Administrator may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee). Any action or inaction by the Administrator with respect to a Covered Executive Officer under this Policy in no way limits the Administrator’s decision to act or not to act with respect to any other Covered Executive Officer under this Policy or under any similar policy, agreement or arrangement, nor shall any such action or inaction serve as a waiver of any rights the Company may have against any Covered Executive Officer other than as set forth in this Policy.

4.Application. This Policy applies to all Incentive-Based Compensation received by a person: (a) after beginning service as a Covered Executive Officer; (b) who served as a Covered Executive Officer at any time during the performance period for such Incentive-Based Compensation; (c) while the Company had a listed class of securities on a national securities exchange; and (d) during the Applicable Period. For the avoidance of doubt, Incentive-Based Compensation that is subject to both a Financial Reporting Measure vesting condition and a service-based vesting condition shall be considered received when the relevant Financial Reporting Measure is achieved, even if the Incentive-Based Compensation continues to be subject to the service-based vesting condition.

5.Recovery Requirement. In the event of an Accounting Restatement, the Company must recover Erroneously Awarded Compensation reasonably promptly, in amounts determined pursuant to this Policy. The Company’s obligation to recover Erroneously Awarded Compensation is not dependent on the filing of restated financial statements. Recovery under this Policy with respect to a Covered Executive Officer shall not require the finding of any misconduct by such Covered Executive Officer or such Covered Executive Officer being found responsible for the accounting error leading to an Accounting Restatement. In the event of an Accounting Restatement, the method for recouping Erroneously Awarded Compensation shall be determined by the Administrator in its sole and absolute discretion, to the extent permitted under the Listing Standards and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code.

Recovery may include, without limitation, (i) reimbursement of all or a portion of any incentive compensation award, (ii) cancellation of incentive compensation awards and (iii) any other method authorized by applicable law or contract.

To the extent that a Covered Executive Officer fails to repay all Erroneously Awarded Compensation to the Company when due, the Company shall take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Covered Executive Officer, subject to the provisions of the immediately following paragraph. The applicable Covered Executive Officer shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence.

The Company is authorized and directed pursuant to this Policy to recover Erroneously Awarded Compensation in compliance with this Policy unless the Administrator has determined that recovery would be impracticable solely for the following limited reasons, and subject to the following procedural and disclosure requirements:

a.The direct expenses paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Before reaching such conclusion, the Administrator must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the NYSE;

b.Recovery would violate home country law where that law was adopted prior to November 28, 2022. Before reaching such conclusion, the Administrator must obtain an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such a violation, and must provide such opinion to the NYSE; or

c.Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Code.

6.Prohibition on Indemnification and Insurance Reimbursement. The Company shall not indemnify any Covered Executive Officer against the loss of any Erroneously Awarded Compensation. Further, the Company shall not pay or reimburse a Covered Executive Officer for the cost of purchasing insurance to cover any such loss. The Company shall also not enter into any agreement or arrangement whereby this Policy would not apply or fail to be enforced against a Covered Executive Officer.

7.Required Policy-Related Filings. The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including disclosures required to be included in SEC filings. A copy of this Policy and any amendments hereto shall be posted on the Company’s website and filed as an exhibit to the Company’s annual report on Form 10-K.

8.Acknowledgement. Each Covered Executive Officer shall sign and return to the Company, within thirty (30) calendar days following the later of (i) the effective date of this Policy set forth below or (ii) the date such individual becomes a Covered Executive Officer, the Acknowledgement Form attached hereto as Exhibit A, pursuant to which the Covered Executive Officer agrees to be bound by, and to comply with, the terms and conditions of this Policy.

9.Amendment; Termination. The Administrator may amend this Policy from time to time in its sole and absolute discretion and shall amend this Policy as it deems necessary to reflect the Listing Standards or to comply with (or maintain an exemption from the application of) Section 409A of the Code. The Administrator may terminate this Policy at any time, provided that the termination of this Policy would not cause the Company to violate any federal securities laws, rules promulgated by the SEC or the Listing Standards.

10.Effective Date. This Policy amends and restates the Executive Officer Incentive Compensation Recoupment (Clawback) Policy, dated as of April 28, 2021 (the “2021 Clawback Policy”), and shall be effective as of October 31 (the “Effective Date”). The terms of this Policy shall apply to any Incentive-Based Compensation that is received by Covered Executive Officers on or after the Effective Date, even if such Incentive-Based Compensation was approved, awarded or granted to Covered Executive Officers prior to the Effective Date, and shall not limit any right of recovery with respect to compensation received prior to the Effective Date.

11.Other Recovery Obligations; General Rights. The Administrator intend that this Policy shall be applied to the fullest extent of the law. To the extent that the application of this Policy would provide for recovery of Incentive-Based Compensation that the Company already recovered pursuant to Section 304 of the Sarbanes-Oxley Act or other recovery obligations, any such amount recovered from a Covered Executive Officer will be credited to any recovery required under this Policy in respect of such Covered Executive Officer.

This Policy shall not limit the rights of the Company to take any other actions or pursue other remedies that the Company may deem appropriate under the circumstances and under applicable law, in each case, to the extent permitted under the Listing Standards and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code.

This Policy is binding and enforceable against all Covered Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.

EXHIBIT A

ALPHA METALLURGICAL RESOURCES, INC.

CLAWBACK POLICY

ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the ALPHA METALLURGICAL RESOURCES, INC. (the “Company”) Amended and Restated Executive Officer Incentive Compensation Recoupment (Clawback) Policy (the “Policy”).

By signing this Acknowledgement Form, the undersigned acknowledges that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment or service with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner consistent with, the Policy and notwithstanding anything to the contrary in any other policy or agreement to which the undersigned is subject or party.

EXECUTIVE OFFICER

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